Fifth Street Senior Floating Rate Corp. Announces Estimate of NII and NAV per Share for the Quarter Ended December 31, 2015

GREENWICH, CT, January 20, 2016 -- Fifth Street Senior Floating Rate Corp. (NASDAQ:FSFR) (“FSFR”) announced today an estimated range of net investment income (“NII”) per share of $0.24 to $0.26 for the quarter ended December 31, 2015. This is the second consecutive quarter that NII has covered FSFR’s run rate quarterly dividend and compares with NII of $0.25 per share for the quarter ended September 30, 2015. FSFR expects its net asset value (“NAV”) per share as of December 31, 2015 to be within an estimated range of $11.30 to $11.40, compared to its last reported NAV per share of $12.11 as of September 30, 2015. FSFR estimates that over 50% of the quarterly change in NAV is due to broader market changes, including spread widening, with the remainder due to credit deterioration in a small number of investments. The final NAV per share is subject to the determination of FSFR’s Board of Directors. FSFR expects to announce its results for the quarter ended December 31, 2015 after the close of the financial markets on Tuesday, February 9, 2016.

About Fifth Street Senior Floating Rate Corp.

Fifth Street Senior Floating Rate Corp. is a specialty finance company that provides financing solutions in the form of floating rate senior secured loans to mid-sized companies, primarily in connection with investments by private equity sponsors.  FSFR's investment objective is to maximize its portfolio's total return by generating current income from its debt investments while seeking to preserve its capital.  The company has elected to be regulated as a business development company and is externally managed by a subsidiary of Fifth Street Asset Management Inc. (NASDAQ:FSAM), a nationally recognized credit-focused asset manager with over $5 billion in assets under management across multiple public and private vehicles.  With a track record of over 17 years, Fifth Street's platform has the ability to hold loans up to $250 million and structure and syndicate transactions up to $500 million.  Fifth Street received the 2015 ACG New York Champion's Award for “Lender Firm of the Year,” and other previously received accolades include the ACG New York Champion's Award for “Senior Lender Firm of the Year,” “Lender Firm of the Year” by The M&A Advisor and “Lender of the Year” by Mergers & Acquisitions. FSFR's website can be found at fsfr.fifthstreetfinance.com.

Forward-Looking Statements

This press release may contain, and certain oral statements made by our representatives from time to time may contain, forward-looking statements, including statements with regard to the future performance of the company. Words such as “believes,” “expects,” “estimates,” “projects,” “anticipates,” “intends,” “plans,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in the company's filings with the Securities and Exchange Commission. FSFR’s outside independent accountant has not audited, reviewed, compiled or performed any procedures with respect to the estimated financial data in this press release. FSFR undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:	Investor Contact:

Robyn Friedman, Senior Vice President, Head of Investor Relations

(203) 681-3720

ir@fifthstreetfinance.com

Media Contact:

Michael Freitag / James Golden / Alyssa Cass

Joele Frank Wilkinson Brimmer Katcher

(212) 355-4449